As filed with the Securities and Exchange Commission on December 13, 2004

Registration No. 333-120266

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VERINT SYSTEMS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	11-3200514
(State or other Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

330 South Service Road

Melville, New York 11747

(631) 962-9600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dan Bodner

President and Chief Executive Officer

Verint Systems Inc.

330 South Service Road

Melville, New York 11747

(631) 962-9600

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Peter Fante, Esq. General Counsel Verint Systems Inc. 330 South Service Road Melville, New York 11747 (631) 962-9600	John Hempill, Esq. Morrison & Foerster LLP 1290 Avenue of the Americas New York, New York 10104 (212) 468-8000

Approximate Date of Commencement of Proposed Sale of the Securities to the Public:    As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED DECEMBER 13, 2004

PRELIMINARY PROSPECTUS

90,144 Shares

VERINT SYSTEMS INC.

Common Shares

This prospectus relates to 90,144 shares of our Common Stock which may be sold from time to time by the selling stockholders listed on page 14, including their transferees, pledgees or donees or their respective successors. These shares of Common Stock were issued in connection with our acquisition of RP Sicherheitssyteme GmbH in a transaction not involving a public offering and exempt from registration under Section 4(2) of the Securities Act. The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market. See “Plan of Distribution” for a more complete discussion.

We will not receive any proceeds from the sale of these shares.

Our common stock is traded on The Nasdaq Stock Market under the symbol “VRNT”. On December 10, 2004, the last reported sale price for our Common Stock on The Nasdaq Stock Market was $34.67 per share.

Our corporate offices are located at 300 South Service Road, Melville, New York 11747. Our telephone number at that location is (631) 962-9600.

Investment in our common stock involves risks. See “ Risk Factors” beginning on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY BE ACCURATE ONLY ON THE DATE OF THIS DOCUMENT.

i

ABOUT VERINT

We are a leading provider of analytic software-based solutions for the security and business intelligence markets. Our analytic solutions collect, retain and analyze voice, fax, video, email, Internet and data transmissions from voice, video and IP networks for the purpose of generating “actionable intelligence” for decision makers to take more effective action. We offer solutions for generating actionable intelligence for communications interception networked video and contact centers.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before purchasing our shares, you should carefully consider the risks described below in addition to the other information in this prospectus. Our business, results of operations and financial condition may be materially and adversely affected due to any of the following risks. The trading price of our shares could decline due to any of these risks, and you could lose all or part of your investment.

Risks Related to Our Business and Industry

If demand for or purchasing of solutions such as ours does not increase as anticipated, we may not be able to sustain or increase profitability.

Our primary business is providing software-based analytic solutions for communications interception, networked video security and video and contact center business intelligence. Recent legislative and regulatory actions have provided greater surveillance powers to law enforcement agencies, imposed strict requirements on communications service providers to facilitate interception of communications over public networks, and increased the security measures being implemented at public facilities such as airports. However, we cannot be assured that these legislative and regulatory actions will result in increased demand for or purchasing of solutions such as those offered by us or, if it does, that such solutions will be purchased from us. If demand for or purchasing of our solutions does not increase as anticipated, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our lengthy and variable sales cycle and dependence on contracts for large system installations make it difficult for us to predict our operating results.

It is difficult for us to forecast the timing of revenues from product sales because customers often need a significant amount of time to evaluate our products before purchasing them and, in the case of governmental customers, sales are dependent on budgetary and other bureaucratic processes. The period between initial customer contact and a purchase by a customer may vary from three months to more than a year. During the evaluation period, customers may defer or scale down proposed orders of our products for various reasons, including:

•	changes in budgets and purchasing priorities;

•	reduced need to upgrade existing systems;

•	deferrals in anticipation of enhancements or new products;

•	introduction of products by our competitors; and

•	lower prices offered by our competitors.

We have has historically derived a significant portion of our sales from contracts for large system installations with major customers. We continue to emphasize sales to larger customers in our product development and marketing strategies. Contracts for large installations typically involve a lengthy and complex bidding and selection process, and our ability to obtain particular contracts is inherently difficult to predict. The timing and scope of these opportunities are difficult to forecast, and the pricing and margins may vary substantially from transaction to transaction. Our future operating results may accordingly exhibit a high degree of volatility, and also may be more volatile than we have experienced in prior periods. The degree of our dependence on large system orders, and the investment required to enable us to perform such orders, without assurance of continuing order flow from the same customers, increase the risk associated with our business.

Competition may compel us to reduce our cost structure in order to retain market share.

We face aggressive competition from numerous and varied competitors in all areas of our business, and many of our customers make decisions to purchase based largely on price considerations. We may have to lower the prices of many of our products and services to stay competitive or increase efficiencies and capacity in the provision of services, while at the same time trying to maintain or improve revenue and gross margin. If we cannot proportionately decrease our cost structure on a timely basis in response to competitive price pressures, our margin and therefore our profitability could be adversely affected. Further, we invest a significant amount in research and development, which we view as necessary for our long-term competitiveness. If, to decrease our cost structure, we reduce our investment in research and development, we may adversely impact our long-term competitiveness in an effort to maintain or improve our revenue and income in the short-term. In addition, if our pricing and other factors are not sufficiently competitive, or if there is an adverse reaction to our product decisions, we may lose market share in certain areas, which could adversely affect our revenue and prospects. Even if we are able to maintain or increase market share for a particular product, revenue could decline due to increased competition from other types of products or because the product is in a maturing industry.

We are dependent on contracts with governments for a significant portion of our revenues.

We derive a significant amount of our revenues from various government contracts worldwide. We expect that government contracts will continue to be a significant source of our revenues for the foreseeable future. Our business generated from government contracts may be materially and adversely affected if:

•	our reputation or relationship with government agencies is impaired;

•	we are suspended or otherwise prohibited from contracting with a domestic or foreign government or any significant law enforcement agency;

•	levels of government expenditures and authorizations for law enforcement and security related programs decrease, remain constant or shift to programs in areas where we do not provide products and services;

•	we are prevented from entering into new government contracts or extending existing government contracts based on violations or suspected violations of laws or regulations, including those related to procurement;

•	we are not granted security clearances that are required to sell our products to domestic or foreign governments or such security clearances are revoked;

•	there is a change in government procurement procedures; or

•	there is a change in political climate that adversely affects our existing or prospective relationships.

Because our quarterly operating results may fluctuate significantly and may be below the expectations of analysts and investors, the market price for our stock may be volatile.

Our quarterly operating results are difficult to predict and may fluctuate significantly in the future, which in turn may result in volatility in our stock price. The following factors, among others, many of which are outside our control, can cause fluctuations in our operating results and stock price volatility:

•	the size, timing, terms and conditions of orders from and shipments to our customers;

•	unanticipated delays or problems in releasing new products;

•	the timing and success of our customers’ deployment of our products and services;

•	the amount and timing of our investments in research and development activities;

•	costs associated with providing our goods and services;

•	the fluctuation of foreign currency exchange rates; and

•	the impairment or devaluation of our assets (for instance, intangibles or goodwill).

The deferral or loss of a significant customer or order could result in an unexpected near term shortfall in our revenues.

While we have no single customer that is material, we have many significant customers and receive multi-million dollar orders from time to time. The deferral or loss of one or more significant orders or a delay in an expected implementation of such an order could materially and adversely affect our operating results in any fiscal quarter, particularly if there are significant sales and marketing expenses associated with the deferred, lost or delayed sales. We base our current and future expense levels on our internal operating plans and sales forecasts, and our operating costs are, to a large extent, fixed. As a result, we may not be able to sufficiently reduce our costs in any quarter to compensate for an unexpected near-term shortfall in revenues.

Our ability to improve gross margins depends in part on reducing hardware as a part of our product offerings.

We have continued to expand our gross margins primarily as a result of reducing hardware as a part of our product offerings. This gross margin expansion has contributed to the growth of our net income at a rate greater than the growth of our revenue. Our ability to continue to expand gross margins in this manner is largely contingent upon customers obtaining the hardware necessary to operate our software solutions from another vendor. If customers insist that we provide all necessary hardware, we may not be able to continue to expand gross margins at the rate that we have or at all, which would reduce the rate of growth of our net income. If the growth rate of our net income is reduced, it could materially and adversely affect the share price of our stock.

The recent global economic slowdown and the decline in information technology spending has adversely impacted our markets. Any further decline in information technology spending may result in a decrease in our revenues.

The market for our business intelligence solutions has been adversely affected by the global economic slowdown and the decline in information technology spending, which has caused many companies to reduce or, in extreme cases, entirely eliminate, information technology spending. While there exists some evidence in the market that information technology spending is increasing, the rate of this spending by our customers in the near term remains uncertain and we are uncertain whether we will be able to increase or maintain our revenues. Although we were profitable for fiscal 2002 and 2003, we have incurred operating and net losses every other year since 1997. If sales do not increase as anticipated or if expenses increase at a greater pace than revenues, we may not be able to sustain or increase profitability on a quarterly or annual basis.

If the markets for our products do not develop, we will not be able to maintain our growth.

The markets for our security and business intelligence products are still emerging. Our growth is dependent on, among other things, the size and pace at which the markets for our products develop. If the markets for our products decrease, remain constant or grow slower than we anticipate, we will not be able to maintain our growth. In addition, in markets where we are a sole source supplier, our growth may be adversely impacted if customers seek to and succeed in developing alternative sources for our products. Continued growth in the demand for our products is uncertain as, among other reasons, our existing customers and potential customers may:

•	not achieve a return on their investment in our products;

•	experience technical difficulty in utilizing our products; or

•	use alternative solutions to achieve their security, intelligence or business objectives.

In addition, as our business intelligence products are sold primarily to contact centers, slower than anticipated growth or a contraction in the number of contact centers will have a material adverse effect on our ability to maintain our growth.

The industry in which we operate is characterized by rapid technological changes, and our continued success will depend upon our ability to react to such changes.

The markets for our products are characterized by rapidly changing technology and evolving industry standards. The introduction of products embodying new technology and the emergence of new industry standards can render our existing products obsolete and unmarketable and can exert price pressures on existing products. It is critical to our success for us to be able to anticipate changes in technology or in industry standards and to successfully develop and introduce new, enhanced and competitive products on a timely basis. We cannot be assured that we will successfully develop new products or introduce new applications for existing products, that new products and applications—such as our content analytic software—will achieve market acceptance or that the introduction of new products or technological developments by our competitors will not render our products obsolete. Our inability to develop products that are competitive in technology and price and meet customer needs could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to compete successfully or if our customers opt to develop internal substitutes for our products, our business, financial condition and results of operations could suffer.

The global market for analytic solutions for security and business applications is intensely competitive, both in the number and breadth of competing companies and products and the manner in which products are sold. For example, we often compete for customer contracts through a competitive bidding process that subjects us to risks associated with:

•	the frequent need to bid on programs in advance of the completion of their design, which may result in unforeseen technological difficulties and cost overruns; and

•	the substantial time and effort, including design, development and marketing activities, required to prepare bids and proposals for contracts that may not be awarded to us.

If we are unable to compete successfully in these competitive bidding processes or if we are successful in a competitive bidding process but are not able to deliver in a timely and cost effective manner, our financial results could be adversely impacted.

Our competitors may have certain advantages over us, which may force us to lower our prices or take other actions.

Our competitors may be able to develop more quickly or adapt faster to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of their products. Some of our competitors have, in relation to us, longer operating histories, larger customer bases, longer standing relationships with customers, greater name recognition and significantly greater financial, technical, marketing, customer service, public relations, distribution and other resources. New competitors continue to emerge and there continues to be consolidation among existing competitors which may reduce our market share. In addition, some of our customers and partners may in the future decide to internally develop their own solutions instead of purchasing them from us. Increased competition could force us to lower our prices or take other actions to differentiate our products.

If we are unable to maintain our relationships with value added resellers, systems integrators and other third parties that market and sell our products, our business, financial condition, results of operations and ability to grow could suffer.

A significant portion of our revenues are generated by sales made through strategic and technology partners, distributors, value added resellers and systems integrators. In addition, many of these sales channels also partner with our competitors and may even offer our products and those of our competitors when presenting bids to certain customers. Our ability to achieve revenue growth depends to some extent on maintaining and adding to these sales channels. If our relationships with these sales channels deteriorate or terminate, we may lose important sales and marketing opportunities.

Our failure to develop strategic alliances or expand or implement new joint ventures could limit our ability to grow.

As part of our growth strategy, we intend to pursue new strategic alliances. We consider and engage in strategic transactions from time to time and may be evaluating alliances or joint ventures at any time. We compete with other analytic solution providers for these opportunities. We cannot be assured that we will be able to effect these transactions on commercially reasonable terms or at all. If we enter into these transactions, we also cannot be sure that we will realize the benefits we anticipate.

We have net operating losses that have kept our effective tax rate relatively low, but may not continue to do so.

To the extent that we continue to be profitable in certain tax jurisdictions, we will continue to use net operating loss carry forwards in these jurisdictions. When we cease to have net operating loss carry forwards available to us in a tax jurisdiction, our effective tax rate would increase in that jurisdiction. In particular, we expect to significantly reduce our net operating loss carry forwards in the United States by the end of fiscal 2004, which may significantly increase our effective tax rate.

Acquisitions or investments that we have made or may decide to make in the future could turn out to be unsuccessful.

On February 1, 2002, we acquired the digital video recording business of Lanex, LLC, on May 21, 2003 we acquired SmartSight Networks Inc. and on September 2, 2004, we acquired RP Sicherheitssysteme GmbH. If we are unable to successfully integrate any of these companies with our business, we may be unable to realize the anticipated benefits of these acquisitions. We may experience technical difficulties that could delay the integration of these companies’ products into our solutions, resulting in business disruptions.

On March 31, 2004, we completed our $35 million acquisition of certain assets and liabilities of ECtel’s government surveillance business. This business posted significant losses for fiscal 2003, as well as significant reduction in revenues from fiscal 2002 to fiscal 2003. In addition, the integration of this business into our business may require significant management time and attention. Further, the revenues from this business are concentrated in a few customers. Additionally, this business has technologies and products which will have to be integrated with our product offerings.

There is no assurance that we will be able to:

•	successfully integrate this business into our communications interception business, including operations, research and development, facilities and related matters;

•	retain and integrate employees joining us with the acquired business, including maintaining employee morale;

•	continue to successfully operate our own business while management time and attention is diverted to integrating this business;

•	improve the financial results of this business;

•	integrate the technology of this business or complete its research and development programs;

•	ensure that the customers of this business or our customers will be confident in our ability to adequately deliver products and services; or

•	ensure ECtel’s performance of contractual obligations to us related to post-acquisition operations, which, if not performed, could detract from the benefits of the acquisition realized by us or have a negative impact on our operations and the transitioning of ECtel’s customers to us.

We have in the past and may in the future pursue acquisitions of businesses, products and technologies, or the establishment of joint venture arrangements. The negotiation of potential acquisitions or joint ventures as well as the integration of an acquired or jointly developed business, technology or product could result in a substantial diversion of management resources. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, amortization of certain identifiable intangible assets, research and development write-offs and other acquisition-related expenses. These investments may be made in immature businesses with unproven track records and technologies. Such investments have a high degree of risk, with the possibility that we may lose the total amount of our investments, or more than our total investment if such businesses have liabilities not identified by us. We may not be able to identify suitable investment candidates, and, even if we do, we may not be able to make those investments on acceptable terms, or at all. In addition, we also may fail to successfully integrate acquired businesses with our operations or successfully realize the intended benefits of any acquisition, either of which could affect our continued growth and profitability. Due to rapidly changing market conditions, we may find the value of our acquired technologies and related intangible assets, such as goodwill, as recorded in our financial statements, to be impaired, resulting in charges to operations. We may also fail to retain the acquired or merged company’s key employees and customers.

We may not be able to manage our growth effectively.

Our recent growth has strained our managerial and operational resources. Our continued growth may further strain our resources, which could hurt our business and results of operations. There can be no assurance that our managers will be able to manage growth effectively. To manage future growth, our management must continue to improve our operational and financial systems, procedures and controls and expand, train, retain and manage our employee base. If our systems, procedures and controls are inadequate to support our operations, our expansion could slow or come to a halt, and we could lose our opportunity to gain significant market share. Any inability to manage growth effectively could materially harm our business, results of operations and financial condition.

Our government contracts contain provisions that are unfavorable to us.

Many of our government contracts contain provisions that give the governments party to those contracts rights and remedies not typically found in private commercial contracts, including provisions enabling the governments to:

•	terminate or cancel existing contracts for convenience;

•	in the case of the U.S. government, suspend us from doing business with a foreign government or prevent us from selling our products in certain countries;

•	audit and object to our contract-related costs and expenses, including allocated indirect costs; and

•	change specific terms and conditions in our contracts, including changes that would reduce the value of our contracts.

In addition, many jurisdictions have laws and regulations that deem government contracts in those jurisdictions to include these types of provisions, even if the contract itself does not contain them. If a government terminates a contract with us for convenience, we may not recover our incurred or committed costs, any settlement expenses or profit on work completed prior to the termination. If a government terminates a contract for default, we may not recover those amounts, and, in addition, we may be liable for any costs incurred by a government in procuring undelivered items and services from another source. Further, an agency within a government may share information regarding our termination with other government agencies. As a result, our on-going or prospective relationships with such other government agencies could be impaired.

If we fail to comply with complex procurement laws and regulations, we may be subject to civil and criminal penalties and administrative sanctions.

We must comply with domestic and foreign laws and regulations relating to the formation, administration and performance of government contracts. These laws and regulations affect how we do business with government agencies in various countries and may impose added costs on our business. For example, in the United States we are subject to the Federal Acquisition Regulations, which comprehensively regulate the formation, administration and performance of federal government contracts, and to the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with contract negotiations. We are subject to similar regulations in foreign countries as well.

Governmental reviews or changes in government procurement practice may adversely affect our decisions.

If a government review or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with government agencies, which could materially and adversely affect our business, financial condition and results of operations. In addition, a government may reform its procurement practices or adopt new contracting rules and regulations that could be costly to satisfy or that could impair our ability to obtain new contracts.

Because we have significant foreign operations, we are subject to risks that could materially and adversely affect our business.

We have significant operations in foreign countries, including sales, research and development, customer support and administrative service. The countries in which we have our most significant foreign operations include Israel, Germany, the United Kingdom and Canada, and we intend to continue to expand our operations internationally. Our business may suffer if we are unable to successfully expand and maintain foreign operations. Our foreign operations are, and any future foreign expansion will be, subject to a variety of risks, many of which are beyond our control, including risks associated with:

•	foreign currency fluctuations;

•	political and economic instability in foreign countries;

•	changes in and compliance with local laws and regulations, including tax laws, labor laws, employee benefits, currency restrictions and other requirements;

•	differences in tax regimes and potentially adverse tax consequences of operating in foreign countries;

•	customizing products for foreign countries;

•	legal uncertainties regarding liability, export and import restrictions, tariffs and other trade barriers;

•	hiring qualified foreign employees; and

•	difficulty in accounts receivable collection and longer collection periods.

In addition, the tax authorities in the various jurisdictions in which we operate may review from time to time the pricing arrangements between us and our subsidiaries. An adverse determination by one or more tax authorities in this regard may have a material and adverse effect on our financial results.

The occurrence or perception of security breaches within our company or by third parties using our products could harm our business, financial condition and operating results.

Our products are often used by customers to compile and analyze highly sensitive or confidential information and data, including information or data used in intelligence gathering or law enforcement activities. We may come into contact with such information or data when we perform support or maintenance functions for our customers. While we have internal policies, procedures and training for employees in connection with performing these functions, even the perception that such potential contact may pose a security risk or that any of our employees have improperly handled sensitive or confidential information and data of a customer could harm our reputation and could inhibit market acceptance of our products.

While we implement sophisticated security measures, third parties may attempt to breach our security or inappropriately use our products through computer viruses, electronic break-ins and other disruptions. If successful, confidential information, including passwords, financial information, or other personal information may be improperly obtained and we may be subject to lawsuits and other liability. Even if we are not held liable, such security breaches could harm our reputation, and even the perception of security risks, whether or not valid, could inhibit market acceptance of our products with both government and commercial purchasers.

Our proxy agreement with the U.S. Department of Defense limits our control over one of our subsidiaries. If this agreement is terminated, we may be suspended from selling our communications interception products to the U.S. government.

Our subsidiary, Verint Technology Inc., or Verint Technology, which markets, sells and supports its communications interception solutions to various U.S. government agencies, is required by the National Industrial Security Program to maintain facility security clearances and to be insulated from foreign ownership, control or influence. To comply with the National Industrial Security Program requirements, in January 1999 we, Verint Technology, Comverse Technology and the Department of Defense entered into a proxy agreement with respect to the ownership and operations of Verint Technology, which agreement was superceded in May 2001 to comply with the Department of Defense’s most recent requirements. Under the proxy agreement, we, among other things, appointed three individuals who are U.S. citizens holding the requisite security clearances as holders of proxies to vote the Verint Technology stock. The proxy holders have the power to exercise all prerogatives of ownership of Verint Technology. These three individuals are responsible for the oversight of Verint Technology’s security arrangements.

The proxy agreement may be terminated and Verint Technology’s facility security clearance may be revoked in the event of a breach of the proxy agreement, or if it is determined by the Department of Defense that termination is in the national interest. If Verint Technology’s facility security clearance is revoked, we may lose all or a substantial portion of our sales to U.S. government agencies and our business, financial condition and results of operations would be harmed. In addition, concerns about our security or our products’ security can materially and adversely affect Verint Technology’s sales to U.S. government agencies.

Government regulation of communications monitoring could cause a decline in the use of our products, result in increased expenses for us or subject us and our customers to liability.

As the communications industry continues to evolve, governments may increasingly regulate products that monitor and record voice, video and data transmissions over public communications networks, such as the solutions we offer. For example, products which we sell in the United States to law enforcement agencies and which interface with a variety of wireline, wireless and Internet protocol networks, must comply with the technical standards established by the Federal Communications Commission pursuant to the Communications Assistance for Law Enforcement Act and products that we sell in Europe must comply with the technical standards established by the European Telecommunications Standard Institute. The adoption of new laws or regulations governing the use of our products or changes made to existing laws or regulations could cause a decline in the use of our products and could result in increased expenses for us, particularly if we are required to modify or redesign our products to accommodate these new or changing laws or regulations.

We may not be able to receive or retain the necessary licenses or authorizations required for us to export some of our products that we develop or manufacture in specific countries.

We are required to obtain export licenses from the Israeli and German governments to export some of the products that we develop or manufacture in these countries. We cannot be assured that we will be successful in obtaining or maintaining the licenses and other authorizations required to export our products from applicable governmental authorities. Our failure to receive or maintain any required export license or authorization would hinder our ability to sell our products and could materially and adversely affect our business, financial condition and results of operations.

Our products may contain undetected defects which could impair their market acceptance.

Our products involve sophisticated hardware and software technology that perform critical functions to highly demanding standards. We cannot be assured that current or future products will not develop operational problems, which could have a material adverse effect on us. We offer complex products that may contain undetected defects or errors, particularly when first introduced or as new versions are released. We may not discover such defects or errors or other operational problems until after a product has been released and used by the customer. Significant costs may be incurred to correct undetected defects, errors or other operational problems in our products and these defects, errors or problems could result in future lost sales. In addition, defects or errors in our products may result in product liability claims or questions regarding the integrity of the products, which could cause adverse publicity and impair their market acceptance.

Our intellectual property may not be adequately protected.

While we occasionally file patent applications, we cannot be assured that patents will be issued on the basis of such applications or that, if such patents are issued, they will be sufficiently broad to protect our technology. In addition, we cannot be assured that any patents issued to us will not be challenged, invalidated or circumvented.

In order to safeguard our unpatented proprietary know-how, trade secrets and technology, we rely primarily upon trade secret protection and non-disclosure provisions in agreements with employees and others having access to confidential information. We cannot be assured that these measures will adequately protect us from improper disclosure or misappropriation of our proprietary information.

Our products may infringe or may be alleged to infringe on the intellectual property rights of others, which could lead to costly disputes or disruptions.

The information technology industry is characterized by frequent allegations of intellectual property infringement. In the past, third parties have asserted that certain of our products infringe their intellectual property and similar claims may be made in the future. Any allegation of infringement against us could be time consuming and expensive to defend or resolve, result in substantial diversion of management resources, cause product shipment delays, or force us to enter into royalty or license agreements rather than dispute the merits of such allegation. If patent holders or other holders of intellectual property initiate legal proceedings against us, we may be forced into protracted and costly litigation. We may not be successful in defending such litigation and we may not be able to procure any required royalty or license agreements on terms acceptable to us, or at all.

If our products infringe on the intellectual property rights of others, we may be required to indemnify our customers for any damages they suffer.

We generally indemnify our customers with respect to infringement by our products of the proprietary rights of third parties. Third parties may assert infringement claims against our customers. These claims may require us to initiate or defend protracted and costly litigation, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages or may be required to obtain licenses for the products our customers use. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop using, or, in the case of value added resellers, selling, our products.

We rely on a limited number of suppliers and manufacturers for specific components and we may not be able to obtain substitute suppliers and manufacturers on terms that are as favorable if our supplies are interrupted.

Although we generally use standard parts and components in our products, we do use some non-standard parts and equipment. We rely on non-affiliated suppliers for the supply of certain standard and non-standard components and on manufacturers of assemblies that are incorporated in all of our products. We do not have long term supply or manufacturing agreements with all of these suppliers and manufacturers. If these suppliers or manufacturers experience financial, operational, manufacturing capacity or quality assurance difficulties, or cease production and sale of such products at the end of their life cycle, or if there is any other disruption in our relationships with these suppliers or manufacturers, we will be required to locate alternative sources of supply. Our inability to obtain sufficient quantities of these components, if and as required in the future, entails the following risks:

•	delays in delivery or shortages in components could interrupt and delay manufacturing and result in cancellations of orders for our products;

•	alternative suppliers could increase component prices significantly and with immediate effect;

•	we may not be able to develop alternative sources for product components;

•	we may be required to modify our products, which may cause delays in product shipments, increased manufacturing costs and increased product prices; and

•	we may be required to hold more inventory than we otherwise might in order to avoid problems from shortages or discontinuance, which may result in write-offs if we are unable to use all such products in the future.

Loss of third party software licensing would materially and adversely affect our business, financial condition and results of operations.

We incorporate software that we license from third parties in the vast majority of our products. If we lose or are unable to maintain any software licenses, we could incur additional costs or experience unexpected delays until equivalent software can be developed or licensed and integrated into our products.

Our failure to hire and retain qualified personnel could limit our ability to grow.

We depend on the continued services of our executive officers and other key personnel. In addition, we may need to attract and retain a substantial number of new employees, particularly sales and marketing personnel and technical personnel, who understand and have experience with our products and services. If we are unable to attract and retain qualified employees, our ability to grow could be impaired. Competition for personnel for certain positions in our industry is intense, and we have in the past and may in the future experience difficulty in recruiting qualified personnel due to the market demand for their services. We have also experienced difficulty in locating qualified candidates within desired geographic locations and on occasion we have had to relocate personnel to fill positions in locations where we could not attract qualified experienced personnel.

Changes in the accounting treatment required for employee stock options could negatively affect our results of operations.

We account for employee stock options in accordance with Accounting Principles Board Opinion No. 25 and related Interpretations, which provide that any compensation expense relative to employee stock options be measured based on the intrinsic value of the stock options. As a result, when options are priced at or above the fair market value of the underlying stock on the date of grant, as is our practice, we incur no compensation expense. However, the Financial Accounting Standards Board has proposed in its exposure draft entitled “Share-Based Payment, an amendment of FASB Statements No. 123 and 95” new accounting requirements that, if adopted, would cause us to record compensation expense for all employee stock option grants. Any such expense, although it would not affect our cash flows, could have a material impact on our results of operations.

Our international operations subject us to currency exchange fluctuations and variable tax rates.

To date, most of our sales have been denominated in U.S. dollars, while a significant portion of our expenses, primarily labor expenses in Israel, Germany, the United Kingdom and Canada, are incurred in the local currencies of these countries. As a result, we are exposed to the risk that fluctuations in the value of these currencies relative to the U.S. dollar could increase the dollar cost of our operations in Israel, Germany, the United Kingdom, or Canada, and would therefore have a material adverse effect on our results of operations.

In addition, since a portion of our sales are made in foreign currencies, primarily the British pound and the Euro, fluctuation in the value of these currencies relative to the U.S. dollar could decrease its revenues and materially and adversely affect our results of operations. In addition, our cost of operations has at times been negatively affected by changes in the cost of our operations in Israel, Germany and Canada, resulting from changes in the value of the relevant local currency relative to the U.S. dollar.

Conditions in Israel may materially and adversely affect our operations and may limit our ability to produce and sell our products.

Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, and the continued state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. While Israel has signed peace accords with both Egypt and Jordan, since October 2000, there has been a significant increase in violence, primarily in the West Bank and Gaza Strip, and most recently Israel has experienced terrorist incidents within its borders. During this period, negotiations between Israel and representatives of the Palestinian Authority have been sporadic and have failed to result in peace. The recent death of the former President of the Palestinian Authority, Yassar Arafat, and the resultant political uncertainty raises concerns regarding the ability of the Palestinian Authority to maintain order in the Palestinian areas. Civil unrest in these areas could significantly increase violence between Palestinians and Israelis. We could be materially and adversely affected by hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners, or a significant downturn in the economic or financial condition of Israel. In addition, the sale of products manufactured in Israel may be materially and adversely affected in certain countries by restrictive laws, policies or practices directed toward Israel or companies having operations in Israel. The continuation or exacerbation of violence in Israel or the outbreak of violent conflicts involving Israel may impede our ability to sell our products and may otherwise materially and adversely affect us.

In addition, many of our Israeli employees are required to perform annual compulsory military reserve duty in Israel and are subject to being called to active duty at any time under emergency circumstances. The absence of these employees may have a material adverse effect on our operations.

The conditional grants we receive from the Government of Israel for research and development expenditures restrict our ability to manufacture products and transfer technologies outside of Israel and require us to satisfy specified conditions. If we fail to satisfy these conditions, we may be required to refund grants previously received together with interest and penalties, and may be subject to criminal charges.

We receive conditional grants from the Government of Israel through the Office of the Chief Scientist of the Ministry of Industry and Trade, or the OCS, for the financing of a portion of our research and development expenditures in Israel. The terms of these conditional grants limit our ability to manufacture products, and prohibit us from transferring technologies, outside of Israel if such products or technologies were developed using these grants. Even if we receive approval to manufacture products developed using these conditional grants outside of Israel, we may be required to pay a significantly increased amount of royalties on an accelerated basis to the Government of Israel, depending on the manufacturing volume that is performed outside of Israel. This restriction may impair our ability to outsource manufacturing or engage in similar arrangements for those products or technologies. In addition, if we fail to comply with any of the conditions imposed by the OCS, we may be required to refund any grants previously received together with interest and penalties, and we may be subject to criminal charges. Further, from time to time the Government of Israel may audit the sales of products incorporating technology partially funded through OCS programs which, while not increasing the aggregate amount of royalties that may be due from us, may cause us to have to pay royalties on additional products, effectively accelerating the pace at which we pay royalties to the Government of Israel in repayment of the benefits received under such programs. In recent years, the Government of Israel has accelerated the rate of repayment of OCS grants and may further accelerate them in the future. We currently pay royalties of between 3% and 5% (or 6% under certain circumstances) of associated product revenues (including service and other related revenues) to the Government of Israel in consideration of benefits received under this program. Such royalty payments by us are currently required to be made until the government has been reimbursed the amounts received by us, linked to the U.S. dollar, plus, for amounts received under projects approved by the OCS after January 1, 1999, interest on such amounts at a rate equal to the 12-month LIBOR rate in effect on January 1 of the year in which approval is obtained. As of October 31, 2004, we have received approximately $55.1 million in cumulative grants and have recorded approximately $25.3 million in cumulative royalties to the OCS. Further, the Government of Israel has reduced the benefits available under these programs in recent years and these programs may be discontinued or curtailed in the future. In addition, we expect that OCS grants as a percentage of our consolidated research and development expenses will decrease in future periods due to an expected increase in the portion of research and development activities that will not be reimbursed by the OCS and an expected increase in research and development activities outside of Israel. The continued reduction in these benefits or the termination of our eligibility to receive these benefits may materially and adversely affect our business, financial condition and results of operations.

Tax benefits we receive in Israel may be reduced or eliminated in the future.

Our investment programs in manufacturing equipment and leasehold improvements at our facility in Israel has been granted approved enterprise status and we are therefore eligible for tax benefits under the Israeli Law for Encouragement of Capital Investments. The Government of Israel may reduce or eliminate the tax benefits available to approved enterprise programs such as the programs provided to us. We cannot be assured that these tax benefits will be continued in the future at their current levels or at all. If these tax benefits are reduced or eliminated, the amount of taxes that we pay in Israel will increase. In addition, if we fail to comply with any of the conditions and requirements of the investment programs, the tax benefits we have received may be rescinded and we may be required to refund the amounts we received as a result of the tax benefits, together with interest and penalties.

The spread of severe acute respiratory syndrome may have a negative impact on our results of operations.

The outbreak of severe acute respiratory syndrome, or SARS, which has had particular impact in China, Hong Kong, and Singapore, could have a negative effect on our operations in those regions, including delaying or preventing our expansion in those regions. If the number of SARS cases continues to spread to other areas, our international and domestic sales and operations could be harmed. In addition, the outbreak of SARS in 2003 and 2004 curtailed travel to and from certain countries. Continued or additional restrictions on travel to and from these and other regions on account of SARS could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Relationship with Comverse Technology

Comverse Technology controls our business and affairs and its interests may not be aligned with our interests and those of our other stockholders.

Comverse Technology beneficially owns a majority of our outstanding shares of common stock. Consequently, Comverse Technology effectively controls the outcome of all matters submitted for stockholder action, including the composition of our board of directors and the approval of significant corporate transactions. Through its representation on our board of directors, Comverse Technology has a controlling influence on our management, direction and policies, including the ability to appoint and remove our officers. As a result, Comverse Technology may cause us to take actions which may not be aligned with our interests or those of our other stockholders. For example, Comverse Technology may prevent or delay any transaction involving a change in control or in which stockholders might receive a premium over the prevailing market price for their shares. In particular, as a result of Comverse Technology’s majority ownership, we have relied on the “controlled company” exemption from certain requirements under Rule 4350(c)(5) of the listing standards of the National Association of Securities Dealers, Inc., and do not have an independent Audit Committee, Compensation Committee or Nominating Committee, as non-controlled companies are required to have.

We obtain certain key services from Comverse Technology and its subsidiaries. If such services are terminated, we may be required to incur additional expenses to obtain similar services from other sources.

We receive insurance, legal and certain administrative services from Comverse Technology under a corporate services agreement. Our enterprise resource planning software is maintained and supported by Comverse Ltd., a subsidiary of Comverse Technology, under an enterprise resource planning software sharing agreement. We also obtain personnel and facility services from Comverse, Inc. under a satellite services agreement. If these agreements are terminated, we may be required to obtain similar services from other entities or, alternatively, we may be required to hire qualified personnel and incur other expenses to obtain these services. We may not be able to hire such personnel or to obtain comparable services at prices and on terms as favorable as we currently have under these agreements.

We may lose business opportunities to Comverse Technology that might otherwise be available to us.

We have entered into a business opportunities agreement with Comverse Technology that addresses potential conflicts of interest between Comverse Technology and us. This agreement allocates between Comverse Technology and us opportunities to pursue transactions or matters that, absent such allocation, could constitute corporate opportunities of both companies. As a result, we may lose valuable business opportunities. In general, we are precluded from pursuing opportunities offered to officers or employees of Comverse Technology who may also be our directors, officers or employees unless Comverse Technology fails to pursue these opportunities.

Our directors that also hold positions with Comverse Technology may have conflicts of interest with respect to matters involving both companies.

Seven of our thirteen directors are officers and/or directors or employees of Comverse Technology, or otherwise affiliated with Comverse Technology. These directors have fiduciary duties to both companies and may have conflicts of interest on matters affecting both us and Comverse Technology and in some circumstances may have interests adverse to ours. Our Chairman, Kobi Alexander, is the chairman of Comverse Technology. This position with Comverse Technology imposes significant demands on Mr. Alexander’s time and presents potential conflicts of interest.

We are potentially liable for taxes not our own for the period in which we were included in Comverse Technology’s consolidated group for tax purposes.

Prior to our initial public offering in May 2002, we were included in the Comverse Technology consolidated group for federal income tax purposes and did not file our own federal income tax return. Following our initial public offering, we ceased to be included in the Comverse Technology consolidated group for federal income tax purposes. To the extent Comverse Technology or other members of the group fail to make any federal income tax payments required of them by law in respect of years for which Comverse Technology filed a consolidated federal income tax return which included us, we would be liable for the shortfall. Similar principles apply for state income tax purposes in many states. In addition, by virtue of its controlling ownership and its tax sharing agreement with us, Comverse Technology effectively controls all of the our tax decisions for periods ending prior to the completion of our initial public offering. For periods during which we were included in the Comverse Technology consolidated group for federal income tax purposes, Comverse Technology has sole authority to respond to and conduct all federal income tax proceedings and audits relating to us, to file all federal income tax returns on our behalf and to determine the amount of our liability to, or entitlement to payment from, Comverse Technology under its tax sharing agreement. Despite this agreement, federal law provides that each member of a consolidated group is liable for the group’s entire tax obligation and we could, under certain circumstances, be liable for taxes of other members of the Comverse Technology consolidated group.

Risks Related to This Offering

Our stock price may be highly volatile and could drop unexpectedly.

The trading price of our shares of common stock has been affected by the factors disclosed in this section as well as prevailing economic and financial trends and conditions in the public securities markets. Share prices of companies in technology-related industries, such as ours, tend to exhibit a high degree of volatility. The announcement of financial results that fall short of the results anticipated by the public markets could have an immediate and significant negative effect on the trading price of our shares in any given period. Such shortfalls may result from events that are beyond our immediate control, can be unpredictable and, since a significant proportion of our sales during each fiscal quarter tend to occur in the latter stages of the quarter, may not be discernible until the end of a financial reporting period. These factors may contribute to the volatility of the trading value of our shares regardless of our long-term prospects. The trading price of our shares may also be affected by developments, including reported financial results and fluctuations in trading prices of the shares of other publicly-held companies in our industry generally, and our business segment in particular, which may not have any direct relationship with our business or prospects.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We could be the target of similar litigation in the future. Securities litigation could result in the expenditure of substantial costs, divert management’s attention and resources, harm the Company’s reputation in the industry and the securities markets and reduce our profitability.

Future sales of our common stock may hurt our market price.

A substantial number of shares of our common stock are currently available for resale including the shares being offered in this prospectus. If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at times and prices that we deem appropriate.

Geopolitical, economic and military conditions, including terrorist attacks and other acts of war, may materially and adversely affect the markets on which our common stock trades, the markets in which we operate, our operations and our profitability.

Terrorist attacks and other acts of war, and any response to them, may lead to armed hostilities and such developments would likely cause instability in financial markets. Armed hostilities and terrorism may directly impact our facilities, personnel and operations which are located in the United States, Canada, Israel, Europe, the Far East, Australia and South America, as well as those of our clients. Furthermore, severe terrorist attacks or acts of war may result in temporary halts of commercial activity in the affected regions, and may result in reduced demand for our products. These developments could have a material adverse effect on our business and the trading price of our common stock.

Provisions of our certificate of incorporation and Delaware law may make it more difficult for you to receive a change in control premium.

Our board of directors’ ability to designate and issue up to 2,500,000 shares of preferred stock and to issue additional shares of common stock could adversely affect the voting power of the holders of common stock, and could have the effect of making it more difficult for a person to acquire, or could discourage a person from seeking to acquire, control of our company. If this occurs, you could lose the opportunity to receive a premium on the sale of your shares in a change of control transaction.

In addition, the Delaware General Corporation Law contains provisions that would have the effect of restricting, delaying and/or preventing altogether certain business combinations with an interested stockholder. Interested stockholders include, among others, any person who, together with affiliates and associates, becomes the owner, or within three years became the owner, of 15% or more of a corporation’s voting stock. These provisions could also limit your ability to receive a premium in a change of control transaction.

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus, including those documents we have incorporated by reference in this Prospectus, that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities and the effects of competition and regulation. Forward-looking statements include all statements that are not historical facts. You can identify these statements by the use of forward-looking terminology, such as the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may” or “might” or other similar expressions.

Forward-looking statements involve significant risks, uncertainties and assumptions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus, even if new information becomes available or other events occur in the future. You should understand that many important factors, in addition to those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus, could cause our results to differ materially from those expressed or suggested in forward-looking statements.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the securities sold pursuant to this prospectus. See “Selling Stockholders” for the entity receiving proceeds from the sales of these shares.

SELLING STOCKHOLDERS

We have filed a registration statement, of which this prospectus forms a part, in order to permit the selling stockholders or their transferees to resell to the public up to 90,144 shares of Common Stock. The selling stockholders may sell all, some or none of their Common Stock in this offering. See “Plan of Distribution.”

The Common Stock was issued by us to the selling stockholders pursuant to a Share Purchase Agreement dated as of September 2, 2004 relating to our purchase of RP Sicherheitssysteme GmbH.

The following table sets forth (i) the name of each selling stockholder, (ii) the number of shares of Common Stock owned beneficially by such selling stockholder as of November 2, 2004, (iii) the number of shares which may be offered pursuant to this prospectus and (iv) the number of shares and percentage of class to be owned by the selling stockholder after this offering. In accordance with the Share Purchase Agreement, all of these shares are currently held under the terms of an Escrow Agreement of the same date to provide a source of funds for any indemnity claims we may have under the Share Purchase Agreement. Because the selling stockholders may offer all, some or none of their respective shares of Common Stock once and if the shares are released to them under the terms of the Escrow Agreement, no definitive estimate as to the number of shares that will be held by any selling stockholders after this offering can be provided.

Each selling stockholder has provided information regarding their holdings set forth in the table below. The selling stockholders named in the table have sole voting and investment power with respect to all Common Stock shown as beneficially owned by it. A person is considered the beneficial owner of any securities as of a given date that can be acquired within 60 days of such date through the exercise of any option, warrant or right. Common Stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are considered outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not considered outstanding for computing the ownership percentage of any other person.

The “Common Shares Beneficially Owned after Offering” column assumes the sale of all shares offered. The “Percentage of Common Shares Beneficially Owned after Offering” column is based on 31,332,278 shares of common stock outstanding as of November 2, 2004.

Name of Selling Stockholder	Common Shares Beneficially Owned Prior to Offering	Common Shares Offered by this Prospectus	Common Shares Beneficially Owned After Offering	Percentage of Common Shares Owned After Offering
Nic. Christian Invest A/G(1)	74,467	74,467	0	0%
Ulrik Ortiz Rasmussen	15,677	15,677	0	0%

(1)	Karin Elisabeth Christiansen, whose address is Skolevaenget 1A, Strandhuse, DK 6000 Kolding, Denmark, and Birthe Marianne Christiansen, whose address is Fjordvej 80, Strandhuse, DK 6000 Kolding, Denmark, have voting and dispositive power over all shares held by Nic. Christian Invest A/G.

PLAN OF DISTRIBUTION

The selling stockholders, or their respective pledgees, donees, transferees, or other successors in interest, may offer their Common Stock from time to time in one or more of the following transactions:

•	on any U.S. securities exchange on which the Common Stock may be listed at the time of such sale;

•	in the over-the-counter market;

•	block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	short sales;

•	through the writing of options on the shares;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of such methods of sale.

The selling stockholders may also transfer shares by gift. We do not know of any arrangements by any selling stockholder for the sale of the Common Stock held by them.

In effecting sales, brokers and dealers engaged by any selling stockholder may arrange for other brokers or dealers to participate. Broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share. To the extent such broker-dealer is unable to do so acting as agent for the selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions on The Nasdaq Stock Market at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell their shares in accordance with Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus, regardless of whether such shares are covered by this prospectus.

From time to time, a selling stockholder may pledge, hypothecate or grant a security interest in some or all of the shares owned by it. The pledgees, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. In addition, a selling stockholder may, from time to time, sell short our Common Stock, and, in such instances, this prospectus may be delivered in connection with such short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act of 1933, the aggregate amount of the selling stockholder’s shares of common stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the Common Stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the applicable selling stockholder and/or purchasers of such selling stockholder’s shares of Common Stock, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Any selling stockholder and any broker-dealers that participate in the distribution of the Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the Common Stock sold by them may be deemed to be underwriting discounts and commissions.

Any selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with the selling stockholder, including, without limitation, in connection with distributions of the common stock by such broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares. Any selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

Any selling stockholder and other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Securities and Exchange Act of 1934, including Regulation M. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our Common Stock.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholder has agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933.

The shares of Common Stock offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act of 1933. Pursuant to an agreement with the selling stockholders, we agreed to register the common stock under the Securities Act of 1933.

We will pay all expenses in connection with this offering other than fees and expenses of counsel and other advisers to the selling stockholder or underwriting discounts, brokerage fees and commissions.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.001 per share and 2,500,000 shares of preferred stock, par value $0.001 per share. We refer you to our certificate of incorporation and by-laws, both of which have been filed with the Securities and Exchange Commission, and the applicable provisions of the Delaware General Corporation Law.

Common Stock

Voting Rights. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, Comverse Technology, our controlling stockholder, may elect all of the directors standing for election.

Dividends. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as the board of directors may declare on the common stock out of funds legally available for that purpose.

Liquidation. Upon our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after the payment of all debts and other liabilities and the liquidation preferences of any outstanding shares of preferred stock.

Preferred Stock

There are no shares of preferred stock outstanding. The board of directors has the authority, without further action by the stockholders, to issue up to 2,500,000 shares of preferred stock, par value $0.001 per share, in one or more series and to fix the powers, preferences, privileges and rights thereof, and the number of shares constituting any series or the designation of the series, without any further vote or action by stockholders. We believe that the board of directors’ authority to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of us. We have no present plans to issue any shares of preferred stock.

Provisions of Delaware Law and Our Certificate of Incorporation and By-laws and State Law Provisions With Potential Antitakeover Effect

Certificate of Incorporation; By-laws

Our certificate of incorporation and by-laws contain provisions that could make more difficult the acquisition of our company by means of a tender offer, a proxy contest or otherwise.

Advance Notice Procedures. Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual or special meeting of our stockholders. This notice procedure provides that only persons who are nominated by, or at the direction of. our board of directors or by a stockholder who has given timely written notice to the secretary of our company prior to the meeting at which directors are to be elected will be eligible for election as directors. The procedure also requires that, in order to raise matters at an annual or special meeting, those matters be raised before the meeting pursuant to the notice of meeting we deliver or by, or at the direction of, our board of directors or by a stockholder who is entitled to vote at the meeting and who has given timely written notice to the secretary of our company of his intention to raise those matters at the annual meeting. If our chairman or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the notice procedure, that person will not be eligible for election as a director, or that business will not be conducted at the meeting.

Authorized but Unissued Shares. The authorized but unissued shares of common stock are available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

The Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, or DGCL, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) shares owned:

•	by persons who are directors and also officers; and

•	employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Limitation of Liability of Directors and Officers

Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for damages for breach of any duty owed to us or our stockholders except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions which are not taken or omitted to be taken in good faith or which involve intentional misconduct or knowing violation of the law; and

•	any matter for which a director shall be liable for willfully or negligently approving an unlawful payment of dividends or an unlawful purchase or redemption of stock under the DGCL or having derived an improper personal benefit.

Indemnification of Directors and Officers

Our certificate of incorporation provides that every person who is or was our director, officer, employee or agent or is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at our request, shall be indemnified to the fullest extent permitted by law for all expenses and liabilities in connection with any proceeding involving such person in this capacity. We entered into an indemnification agreement with each of our directors and officers under which we agreed to provide indemnification and expense reimbursement as outlined above.

We have agreed to indemnify Comverse Technology and its directors, officers, employees and agents against any liabilities arising out of any claim that any provision of the business opportunities agreement entered into by us and Comverse Technology breaches any duty that may be owed to us by Comverse Technology or any such person.

Under a corporate services agreement, Comverse Technology has directors’ and officers’ liability insurance which also provides coverage for our officers and directors.

Each of our directors who is also a director and/or officer of Comverse Technology has an indemnification agreement with Comverse Technology. Under this agreement, Comverse Technology has agreed to indemnify such person against losses and expenses, to the extent permitted by law, incurred by such person in connection with his service as a director and/or officer of Comverse Technology or any of its subsidiaries.

Listing

Our common stock is traded on The Nasdaq Stock Market under the symbol “VRNT”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Its address is 59 Maiden Lane, New York, New York 10038 and its telephone number at this location is (212) 936-5100.

LEGAL MATTERS

Legal matters with respect to the validity of the securities offered hereby are being passed upon by Morrison & Foerster LLP, New York, New York.

EXPERTS

The consolidated financial statements of Verint Systems Inc., (the “Company”) and subsidiaries as of January 31, 2004 and 2003, and for each of the three years in the period ended January 31, 2004, incorporated by reference herein from the Company’s Annual Report on Form 10-K for the year ended January 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of ECtel Ltd. - Government Surveillance Business as of December 31, 2003 and for the year then ended, have been incorporated by reference herein in reliance on the report of Somekh Chaikin Certified Public Accountants (Isr.) (A member firm of KPMG International), independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus by referring you to publicly filed documents that contain the omitted information. We provide a list of all documents we incorporate by reference in this prospectus under “Incorporation by Reference” below.

You may read and copy the information that we incorporate by reference in this prospectus as well as other reports, proxy statements and other information that we file with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information that registrants, such as our company, file electronically with the SEC.

Each person to whom a prospectus is delivered may also request a copy of those materials, free of cost, by writing us at the following address: Verint Systems Inc., 330 South Service Road, Melville, New York 11747, Attention: Peter Fante, or by telephoning us at 631-962-9600.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus is accurate as of any date other than the date such information is presented, or, with respect to information incorporated by reference from reports or documents filed with the SEC, as of the date such report or document was filed. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference certain of our publicly filed documents into this prospectus, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus by referring you to publicly filed documents that contain the omitted information. The information incorporated by reference is considered to be part of this prospectus and any later information that we file with the SEC will automatically update and supersede this information. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information were included in this prospectus. Except as otherwise indicated, we incorporate by reference in this prospectus the documents listed below and any additional documents we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering of the securities is terminated (other than current reports furnished on Form 8-K under Items 2.02 and 7.01). This prospectus is part of a registration statement on Form S-3 that we filed with the SEC and does not contain all of the information set forth in the registration statement.

The following documents that we previously filed with the SEC are incorporated herein by reference:

(1)	our Annual Report on Form 10-K for the fiscal year ended January 31, 2004;

(2)	our Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2004, July 31, 2004 and October 31, 2004;

(3)	our Current Reports on Form 8-K, filed on February 10, 2004, March 10, 2004, March 31, 2004, June 2, 2004, September 8, 2004 (under Item 2.02), September 8, 2004 (under Item 8.01), November 5, 2004, December 1, 2004 and December 6, 2004;

(4)	our Amended Current Report on Form 8-K, filed on June 8, 2004; and

(5)	the description of our common stock, par value $0.001 per share, contained in our Registration Statement on Form 8-A, filed with the SEC on May 1, 2002.

We will provide, free of charge, to any person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless specifically incorporated by reference. To request a copy of those documents, you should write us at the following address: Verint Systems Inc., 330 South Service Road, Melville, New York 11747, Attention: Peter Fante, or telephone us at 631-962-9600.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The expenses, other than underwriting commissions, expected to be incurred by the Company in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$442.58
Nasdaq National Market Listing Fee	2,500.00
Legal Fees and Expenses	15,000.00
Accounting Fees and Expenses	10,000.00
Miscellaneous	0.00

Total	$27,942.58

Item 15.	Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding-other than an action by or in the right of the Company-by reason of the fact that the person is or was a director, officer, agent, or employee of the Company, or is or was serving at the Company’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acting in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the Company unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful purchase or redemption of stock, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Company’s certificate of incorporation provides that every person who is or was a director, officer, employee or agent of the Company or is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the Company’s request, shall be indemnified to the fullest extent permitted by law for all expenses and liabilities in connection with any proceeding involving such person in this capacity. The Company entered into an indemnification agreement with each of its directors and officers under which it agreed to provide indemnification and expense reimbursement as outlined above.

The Company has agreed to indemnify Comverse Technology and its directors, officers, employees and agents against any liabilities arising out of any claim that any provision of the business opportunities agreement entered into by the Company and Comverse Technology breaches any duty that may be owed to the Company by Comverse Technology or any such person.

Under the corporate services agreement described above, Comverse Technology has directors’ and officers’ liability insurance which also provides coverage for the Company’s officers and directors.

Each of the Company’s directors who is also a director and/or officer of Comverse Technology has an indemnification agreement with Comverse Technology. Under this agreement Comverse Technology has agreed to indemnify such person against losses and expenses, to the extent permitted by law, incurred by such person in connection with his service as director and/or officer of Comverse Technology or any of its subsidiaries.

Item 16.	Exhibits

Exhibit Number	Description

4.1	Registration Rights Agreement by and among the Company, Nic. Christiansen Invest A/G and Ulrik Ortiz Rasmussen, dated as September 2, 2004.(1)

5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Somekh Chaikin Certified Public Accountants (Isr). (A member firm of KPMG International).

23.3	Consent of Morrison & Foerster LLP (including in Exhibit 5.1 hereto).

24.1	Power of Attorney (included in the signature page).(1)

(1)	Previously filed.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes the following:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registration pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Verint has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Verint will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Melville, State of New York, on December 13, 2004.

VERINT SYSTEMS INC.

By:	/s/ DAN BODNER
Dan Bodner
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities indicated on December 13, 2004.

Signature	Title

* Kobi Alexander	Chairman of the Board of Directors and Director

/s/ DAN BODNER Dan Bodner	President and Chief Executive Officer and Director (Principal Executive Officer)

* Igal Nissim	Chief Financial Officer and Director (Principal Financial and Accounting Officer)

* William F. Sorin	Secretary and Director

* Paul D. Baker	Director

* Victor A. De Marines	Director

* David Kreinberg	Director

Signature	Title

* David T. Ledwell	Director

* Kenneth A. Minihan	Director

* Larry Myers	Director

* Paul L. Robinson	Director

* Howard Safir	Director

Avi Aronovitz	Director

* By:	/s/ DAN BODNER
Dan Bodner Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Registration Rights Agreement by and among the Company, Nic. Christiansen Invest A/G and Ulrik Ortiz Rasmussen, dated as September 2, 2004.(1)

5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Somekh Chaikin Certified Public Accountants (Isr). (A member firm of KPMG International).

23.3	Consent of Morrison & Foerster LLP (including in Exhibit 5.1 hereto).

24.1	Power of Attorney (included in the signature page).(1)

(1)	Previously filed.